Exhibit 99.1

October 6, 2004

Tetra Tech Announces Management Changes and Promotions

Board Names Sam Box President;

Dan Batrack Chief Operating Officer;

James Jaska Resigns as President and Board Member

Pasadena, California.  Tetra Tech, Inc.’s (NASDAQ: TTEK) Chairman and Chief Executive Officer Li-San Hwang today announced key management changes and promotions.  James Jaska has decided to resign as President and as a member of the Board of Directors.  Effective immediately, Mr. Jaska will serve as a special advisor to the CEO to ensure an orderly transition of responsibilities.

Li-San Hwang said, “James (Jim) had a substantial role in developing the Company into a leader in many of its markets, first as Chief Financial Officer, and then as President.  He served Tetra Tech for many years, and the Company thanks him for his dedication and hard work.”

The Board of Directors has unanimously elected Sam Box as President and Dan Batrack as Chief Operating Officer, in recognition of their accomplishments for the Company.  As President, Mr. Box will be responsible for overall operations, and will specifically focus on strengthening the Company’s contract review and marketing functions.  Mr. Box has successfully improved these functions for large public companies, and brings nearly 35 years of industry experience to the position.  Mr. Batrack will report to Mr. Box, and will be responsible for the Company’s day to day operations.  Mr. Batrack has been with Tetra Tech and its predecessor since 1980, through its development, and has a detailed understanding of the Company’s operations.

Speaking on behalf of the Board, Li-San Hwang said, “We are delighted that Sam and Dan have agreed to their respective positions.  Sam ran the largest and Dan ran the most profitable units within Tetra Tech, and both have demonstrated exceptional leadership and outstanding financial performance.  The Board has great confidence that they will be able to continue Tetra Tech’s traditions of technical innovation and delivering on expectations.  We believe these changes are in the best interests of shareholders, customers and employees.”

Mr. Box joined Tetra Tech in March 2003 through our acquisition of the assets of Foster Wheeler Environmental Corporation (FWEC), and was named Senior Vice President in November 2003.  He previously served as President of the Tetra Tech FW, Inc. subsidiary.  Mr. Box has over 34 years of experience in engineering, environmental, and construction services.  He served as chairman, president and chief executive officer of FWEC from October 1994 to March 2003.  He joined Foster Wheeler Ltd., the parent of FWEC, in 1993.  Previously, Mr. Box was with Morrison Knudsen Corporation (now Washington Group International) for 17 years, where he headed the environmental division and held several other executive management positions.

Mr. Batrack joined the Company’s predecessor in 1980 and was named Senior Vice President in November 2002.  Mr. Batrack has served in numerous capacities over the last 24 years, including project scientist, project manager, operations manager, Vice President, and President of an operating unit.  He has managed complex solutions for many government and Fortune 500 customers, both in the U.S and internationally.

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering and technical services.  With nearly 9,000 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, construction management, and operations and maintenance.

CONTACT: Li-San Hwang, CEO or Mike Bieber, Investor Relations at (626) 351-4664

Any statements made in this release that are not based on historical fact are forward-looking statements.  Any forward-looking statements made in this release represent management’s best judgment as to what may occur in the future.  However, Tetra Tech’s actual outcome and results are not guaranteed and are subject to certain risks, uncertainties and assumptions (“Future Factors”), and may differ materially from what is expressed.  For a description of Future Factors that could cause actual results to differ materially from such forward-looking statements, see the discussion under the section “Risk Factors” included in the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.